U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25



                                                  COMMISSION FILE NUMBER 1-11386



                           NOTIFICATION OF LATE FILING
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(Check One):


[ ] Form 10-K     [ ] Form 11-K         [ ] Form 20-F              [X] Form 10-Q


    For Period Ended:  MARCH 31, 2000
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[ ] Transition Report on Form 10-K       [ ]  Transition Report on Form 10-Q


[ ] Transition Report on Form 20-F       [ ]  Transition Report on Form N-SAR


[ ] Transition Report on Form 11-K


[ ] For Transition Period Ended:
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Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I -   REGISTRANT INFORMATION

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Full Name of Registrant:     INTERNATIONAL FAST FOOD CORPORATION
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Former Name if Applicable:
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Address of Principal Executive Office (Street and Number):
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                             1000 LINCOLN ROAD, SUITE 200
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City, State and Zip Code:    MIAMI BEACH, FLORIDA  33139

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PART II -  RULE 12B-25(B) AND (C)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    [X]       (a)        The reasons described in reasonable detail in Part III
                         of this form could not be eliminated without unreasonable effort or expense;

    [X]       (b)        The subject annual report, semi-annual report,
                         transition report on Form 10-K, 20-F, 11-K or Form
                         N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ]      (c)        The accountant's statement or other exhibit required by
                         Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F,
10-Q, N-SAR or portion thereof could not be filed within the prescribed time period.




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                              SEE ATTACHMENT HERETO
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PART IV -  OTHER INFORMATION

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(1)        Name and telephone number of person to contact in regard to this notification:

                  MITCHELL RUBINSON            (305)             531-5800
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                      (Name)                (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify the report(s):

                              [X]    Yes                 [  ]    No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [X]    Yes                 [  ]    No

           If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              SEE ATTACHMENT HERETO
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                       INTERNATIONAL FAST FOOD CORPORATION
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                  (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 11, 2000                         By:    /S/ MITCHELL RUBINSON
                                               ---------------------------------
                                               Name:    Mitchell Rubinson
                                               Title:   Chief Executive Officer



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                            ATTACHMENT TO FORM 12B-25

                    FORM 10-Q FOR PERIOD ENDED MARCH 31, 2000





PART III - NARRATIVE

The Registrant is unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 because the Registrant is experiencing delays in the collection and compilation of certain financial information required to be included in the Form 10-Q. The Form 10-Q will be filed as soon as reasonably practicable and in no event later than the fifth calendar day following the prescribed due date.



PART IV - OTHER INFORMATION

(3) The Registrant anticipates that it will report a loss for the quarter ended March 31, 2000; however, that loss is not anticipated to be as substantial as the loss for the corresponding period for the last fiscal year.